AMENDMENT TO DISTRIBUTION AGREEMENT

RS INVESTMENT TRUST {the “Trust”) and GUARDIAN INVESTOR SERVICES LLC (“GIS,” and together with the Trust, the “Parties”) have entered into a Distribution Agreement dated October 9, 2006, (the “Agreement”) pursuant to which GIS distributes the shares of beneficial interest of each share class established from time to time (“Shares”) of each of the series listed on Annex A of the Agreement (each, a Portfolio”) and performs such other services as described in the Agreement.

WHEREAS, the Trust has issued Shares of a new series of the Trust designated “RS Equity Dividend Fund,”

NOW THEREFORE, the Parties in consideration of the foregoing hereby agree to amend Annex A of the Agreement to reflect the addition of the “RS Equity Dividend Fund” as a Portfolio.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer as of this 31st day of July, 2007.

RS INVESTMENT TRUST

By:	/s/ Terry R. Otton
Name:	Terry R. Otton
Title:

GUARDIAN INVESTOR SERVICES LLC

By:	/s/ Peggy Coppola
Name:	Peggy Coppola
Title:

ANNEX A

Portfolios:

RS Asset Allocation Fund

RS S&P 500 Index Fund

RS Investment Quality Bond Fund

RS Low Duration Bond Fund

RS High Yield Bond Fund

RS Tax-Exempt Fund

RS Money Market Fund (Formerly, RS Cash Management Fund)

RS International Growth Fund

RS Emerging Markets Fund

RS Core Equity Fund

RS Small Cap Core Equity Fund

RS Large Cap Value Fund

RS Select Growth Fund (Formerly, RS Diversified Growth Fund)

RS Emerging Growth Fund

RS Growth Fund

The Information Age Fund

RS Internet Age Fund

RS Midcap Opportunities Fund

RS Smaller Company Growth Fund

RS Global Natural Resources Fund

RS Partners Fund

RS Value Fund

RS Investors Fund

RS Equity Dividend Fund

As amended July 31, 2007